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W. Harold Parker, Jr.                             (919) 683-7631


                                                   May 14, 1996


        CCB FINANCIAL ANNOUNCES SIGNING OF LETTER OF INTENT TO
                        ACQUIRE SALEM TRUST BANK


          Durham, North Carolina------CCB Financial Corporation (CCBF:Nasdaq) and Salem Trust Bank of Winston-Salem, N.C. jointly announced today the signing of a letter of intent whereby Salem would be acquired by CCB.
          Under the terms of the agreement, CCB Financial will issue 0.41 shares of its common stock in exchange for each share of common stock of Salem Trust Bank. The merger, which is based on a fixed exchange ratio, is designed to qualify as a tax-free exchange to the holders of Salem common stock. Based on CCB Financial's stock price of $52.25 as of May 7th, the transaction is valued at approximately $38.8 million ($40.8 million on a fully-diluted basis). Signing of a definitive agreement is subject to, among other things, due diligence at Salem Trust Bank by CCB Financial.
          Salem Trust is a state-chartered bank with $165 million in assets in two offices serving Winston-Salem and Wilmington, N.C. The company was founded in 1986 to serve the private banking needs of the Winston-Salem market. Salem's operations will become part of Central Carolina Bank.
          Ernest C. Roessler, President and Chief Executive Officer of CCB Financial Corporation, stated, "We believe that the Salem Trust acquisition will add to CCB Financial in at least two ways. First, Salem Trust has a growing presence in the Wilmington and Winston-Salem markets, which complements our growth in these areas and moves us from fifth to fourth in the deposit market share rankings in the Triad MSA. Secondly, Salem has been highly successful in serving the private banking segment of the Triad market, and we would envision that Salem's expertise could be a valuable addition to our marketing strategy across our franchise."
          Gordon H. T. Sheeran, President and Chief Executive Officer of Salem Trust Bank noted, "CCB Financial has one of the strongest banking franchises in the country and we are looking forward to becoming part of the CCB team. Further, we believe that CCB's stock is attractive for our shareholders."
          CCB Financial, with $5.0 billion in assets, currently operates 157 offices located primarily in the Piedmont section of North Carolina.